Exhibit 4.14

EXECUTION VERSION

H.J. HEINZ HOLDING CORPORATION,
as Guarantor,

H. J. HEINZ COMPANY,
as Issuer,
AND
MUFG UNION BANK, N.A.,
as Trustee

SUPPLEMENTAL INDENTURE

Dated as of July 2, 2015

Supplemental to Indenture

Dated as of July 15, 2008

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) between H.J. Heinz Holding Corporation, a Delaware corporation (the “Company”), H. J. Heinz Company, a Pennsylvania corporation (the “Issuer”), and MUFG Union Bank, N.A. (formerly known as Union Bank of California, N.A.) (the “Trustee”), is made and entered into as of July 2, 2015.

WITNESSETH

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of July 15, 2008 (the “Indenture”), pursuant to which the Issuer issued 2.00% U.S. Dollar Notes due September 2016, 1.50% U.S. Dollar Notes due March 2017, 3.125% U.S. Dollar Notes due September 2021, and 2.85% U.S. Dollar Notes due March 2022 (the “Notes”);

WHEREAS, on March 24, 2015, the Company entered into an Agreement and Plan of Merger, pursuant to which Kraft Foods Group, Inc., will, through a series of transactions, merge with and into the Issuer (the “Merger”);

WHEREAS, in connection with the Merger, the Company, the ultimate parent company of the Issuer, intends to become a guarantor of the Notes;

WHEREAS, Section 9.01 of the Indenture provides that the Issuer and the Trustee may amend, supplement or modify the Indenture, without the consent of any Holder to add to the covenants for the benefit of the Holders;

WHEREAS, this Supplemental Indenture is being executed pursuant to and in accordance with Section 9.01 of the Indenture to provide that the Company shall become a guarantor under the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW THEREFORE:

In consideration of the premises provided for herein, the Company, the Issuer, and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE ONE

INCORPORATION OF PREVIOUS DOCUMENTS

Section 101 Incorporation of Previous Documents.

This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture and shall be read together therewith, and shall have the same effect as though all the provisions thereof and hereof were contained in one instrument. Unless otherwise expressly provided, the provisions of the Indenture are incorporated herein by reference.

Section 102 Definitions.

Except as otherwise expressly provided herein or unless the context otherwise requires, each capitalized term that is used in this Supplemental Indenture but not defined herein shall have the meaning specified in the Indenture. The terms “hereof,” “herein,” “hereunder” and other words of similar import refer to this Supplemental Indenture.

Section 103 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 104 Counterparts

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 105 The Trustee

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Issuer.

ARTICLE TWO

ADDITION OF THE COMPANY AS A PARTY TO THE INDENTURE

Section 201 New Guarantor

By execution of this Supplemental Indenture, the Company agrees that it shall guarantee, irrevocably and unconditionally, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or under the Securities shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Company shall be obligated to pay the same immediately. The Company agrees that this is a guarantee of payment and not a guarantee of collection.

Section 202 Release of Guarantee

The guarantee by the Company shall be automatically and unconditionally released and discharged, and no further action by the Company or the Trustee shall be required for the release of the Company’s guarantee as specified in a supplemental indenture to the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

H.J. HEINZ COMPANY, as Issuer

By:	/s/ James Liu
Name:	James Liu
Title:	Global Treasurer

H.J. HEINZ HOLDING CORPORATION,

By:	/s/ Fabio Spina
Name:	Fabio Spina
Title:	Attorney-In-Fact for Paulo Basilio,
Vice President, Chief Financial Officer and
Secretary

[Signature Page to Supplemental Indenture (2016-2022)]

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Marion Zinowski
Name:	Marion Zinowski
Title:	Vice President

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